Exhbit 4.12.6

July 21, 2006

The Connecticut Light and Power Company

107 Selden Street

Berlin, Connecticut 06037

Ladies and Gentlemen:

We refer to the Receivables Purchase and Sale Agreement, dated as of September 30, 1997, as amended and restated as of March 30, 2001, as amended, among CL & P Receivables Corporation (the "Seller"), CAFCO, LLC, Citibank, N.A., Citicorp North America, Inc., as agent for the Purchasers and the Banks (the "Agent") and The Connecticut Light and Power Company (the "Originator") (the "Agreement"). All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement.

The Seller has advised the Agent that Lake Road Generating Company, L.P. ("Lake Road") and Dominion Nuclear Connecticut, Inc. ("Dominion") have failed and continue to fail to make payment on account of Receivables for which each is the Obligor (respectively, "Lake Road Receivables," and "Dominion Receivables"). The Seller acknowledges that Lake Road Receivables and Dominion Receivables are not Eligible Receivables. Therefore, until further notice by the Agent to the Seller, Lake Road Receivables and Dominion Receivables (i) shall not be considered to be Eligible Receivables and (ii) shall not be utilized for calculating the Delinquency Ratio, the Default Ratio or the Loss-to-Liquidation Ratio.

This letter may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter.

If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least one counterpart of this letter, whereupon it will constitute your agreement to the foregoing.

Very truly yours,

CITICORP NORTH AMERICA, INC.
As Agent

By: /s/ Derek L. Riddick
Name: Derek L. Riddick
Title: Vice President

Agreed as of the date first above written

The Connecticut Light and Power Company

By: /s/ Patricia C. Cosgel

       Name: PATRICIA C. COSGEL

       Title: ASSISTANT TREASURER –

                           FINANCE

CL&P Receivables Corporation

       Name: PATRICIA C. COSGEL

       Title: ASSISTANT TREASURER –

                           FINANCE